Exhibit 99.1

Epizyme Announces 2015 Financial Results and Financial Guidance

Company reiterates financial runway guidance through at least the end of 2017 and through major research and development milestones

Conference call to be held today at 8:00am E.T.

CAMBRIDGE, Mass. – March 9, 2016 -Epizyme, Inc. (NASDAQ: EPZM), a clinical stage biopharmaceutical company creating novel epigenetic therapies for patients with cancer, today highlighted certain 2015 and recent accomplishments and reported financial results for the fourth quarter of and full year 2015. In addition, earlier today, Epizyme announced a multi-year vision for the company’s growth through 2020.

Key 2015 Accomplishments

•	Regained control of key pipeline assets: In 2015, Epizyme reacquired from Eisai the rights to tazemetostat worldwide outside of Japan and assumed leadership of the tazemetostat development strategy. The company also extended and focused its collaboration agreement with Celgene on three specific targets, regaining worldwide rights to the rest of its preclinical pipeline programs excluding the three programs partnered with GlaxoSmithKline (GSK).

•	Executed on robust clinical development strategy for tazemetostat: At multiple major medical meetings in 2015, Epizyme presented proof-of-concept data from an ongoing phase 1 trial with tazemetostat that demonstrated clinically meaningful activity and an acceptable safety profile in patients with non-Hodgkin lymphoma (NHL) and in patients with certain genetically defined solid tumors. Based on the findings, Epizyme initiated a global development plan for tazemetostat, which includes a five-arm, phase 2 study in patients with NHL, a three-arm phase 2 study in adult patients with certain genetically defined solid tumors, and a dose-escalation and dose-expansion phase 1 study in pediatric patients with certain genetically defined solid tumors. Epizyme also obtained FDA acceptance of INDs in the U.S. for tazemetostat for the treatment of diffuse-large B-cell lymphoma (DLBCL), the largest subset of NHL, and for certain genetically defined solid tumors.

•	Expanded pipeline of preclinical assets: Epizyme made substantial progress in its discovery pipeline, identifying and initiating preclinical work against five new targets, against which the company is developing small molecules wholly owned by Epizyme.

•	Strengthened its scientific leadership: Throughout 2015, Epizyme continued to enhance its platform capabilities. The company’s extensive epigenetics expertise with histone methyltransferases (HMTs) led to the expansion of its efforts to encompass other chromatin modifying proteins (CMPs). Epizyme has identified a prioritized set of HMT and CMP targets from which it plans to build a sustainable pipeline of potential new therapies.

Based on these significant advancements throughout 2015, Epizyme has outlined a vision and strategic plan through 2020, focused on quickly bringing tazemetostat to market, maximizing the potential of tazemetostat in a broad range of cancers and treatment settings, continuing the growth of its pipeline and further establishing the company’s scientific leadership in the field of chromatin modifying proteins. More details on the vision and strategy can be found here.

“In 2015, we made substantial progress across all aspects of the organization, which has provided a solid foundation on which to build our future,” said Robert Bazemore, President and Chief Executive officer of Epizyme. “We have a unique lead product candidate, tazemetostat, that is in three registration-supporting clinical trials today, with multiple new clinical trials planned to begin in the near future. In addition, we are driving forward five new wholly owned programs, and we are continuing to expand our pipeline. We believe that Epizyme has the opportunity for tremendous growth and value creation in the short and long-term, and we look forward to executing on the strategic vision that we have laid out for the company.”

Full Year 2015 Results and Financial Guidance

•	Collaboration revenue was $2.6 million for the year ended December 31, 2015, compared to $41.4 million for the prior year. The decrease in collaboration revenue primarily reflects the completion of a significant portion of the Company’s performance obligations under its collaborations during 2014 and achievement of a $3.0 million milestone under its agreement with GSK during 2014. The company expects to recognize an additional $1.9 million of deferred revenue related to the Celgene agreement through December 31, 2016 as the company completes its pinometostat phase 1 clinical trials.

•	Research and development (R&D) expenses were $111.2 million for the year ended December 31, 2015 compared to $75.6 million for the year ended December 31, 2014. The increase in costs were primarily driven by the expansion of tazemetostat clinical trials and related EZH2 activities and the $40.0 million upfront payment to Eisai in the first quarter of 2015 to reacquire rights to tazemetostat worldwide outside of Japan, partially offset by reductions in external spending on pinometostat and discovery and preclinical programs during 2015 compared to the prior year. After adjusting for the 2015 in-process research and development payment made to Eisai of $40.0 million, Epizyme expects that R&D expenses will increase in 2016, when compared to 2015. The planned increase is primarily driven by the costs of its ongoing and planned clinical trials with tazemetostat, including its registration-supporting trials in patients with non-Hodgkin lymphoma and adult and pediatric patients with certain genetically defined solid tumors, as well as planned combination studies in patients with DLBCL and the planned study in patients with BAP1 loss-of-function mesothelioma. In addition, discovery and preclinical research costs are expected to increase as the company advances its wholly owned small molecule programs against five novel targets, continues the research efforts for its Celgene partnered programs, and expands its target identification and discovery activities. Epizyme plans to offset a portion of the increased cost of its research and development programs through strategic collaborations that it will be evaluating later this year.

•	General and administrative (G&A) expenses increased to $23.9 million for the year ended December 31, 2015, compared to $20.9 million for the year ended December 31, 2014. The increase in G&A expense was largely due to increased intellectual property-related legal costs and personnel-related expenses associated with scaling up Epizyme’s business operations.

•	Net loss was $132.4 million for the year ended December 31, 2015, compared to a net loss of $55.0 million for the year ended December 31, 2014. The year-over-year decline was driven by a decrease in collaboration revenue, as well as by the costs associated with reacquiring tazemetostat rights from Eisai.

•	Cash and cash equivalents as of December 31, 2015 were $208.3 million, compared with $190.1 million as of December 31, 2014. Epizyme’s follow-on public offering in January 2016 raised $130.1 million in net proceeds, after underwriting discounts and commissions, upon the sale of 15.3 million common shares. As this event occurred in fiscal 2016, it is not reflected in the December 31, 2015 cash and cash equivalent balances.

•	Financial Guidance from Epizyme states that the Company believes its cash and cash equivalents of $208.3 million as of December 31, 2015, together with the net proceeds of $130.1 million from the January 2016 follow-on offering, will be sufficient to fund the Company’s operations through at least the end of 2017, and importantly through many key milestones.

Conference Call Information

Epizyme will host a conference call and live audio webcast today at 8:00 a.m. ET to discuss its 2015 financial results and provide business updates. To participate in the conference call, please dial 1-877-497-1428 (domestic) or 1-929-387-3949 (international). The live and archived versions of webcast can be accessed under Events in the Investor Center section of the company’s website at http://www.epizyme.com.

About Tazemetostat

Epizyme is developing tazemetostat for the treatment of patients with non-Hodgkin lymphoma and for patients with certain genetically defined solid tumors. Tazemetostat is a first-in-class small molecule inhibitor of EZH2 created by Epizyme using its proprietary product platform. In some human cancers, aberrant EZH2 enzyme activity results in dysregulation of genes that control cell proliferation resulting in the rapid and unconstrained growth of tumor cells. Tazemetostat is the WHO International Non-Proprietary Name (INN) for compound EPZ-6438.

Additional information about tazemetostat, including clinical trial information, can be found here.

About Epizyme, Inc.

Epizyme, Inc. is a clinical-stage biopharmaceutical company creating novel epigenetic therapeutics for cancer patients. Epizyme has built a proprietary product platform that the Company uses to create small molecule inhibitors of chromatin modifying proteins (CMPs), such as histone methyltransferases or HMTs. CMPs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of CMPs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients.

For more information, visit www.epizyme.com and connect with us on Twitter at @EpizymeRx.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation of future clinical studies or expansion of ongoing clinical studies, availability and timing of data from ongoing clinical studies, whether interim results from a clinical trial such as the results described in this release will be predictive of the final results of the trial or the results of future trials, expectations for regulatory approvals to conduct trials or to market products, development progress of the Company’s companion diagnostics, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, ability to enter into third party collaborations on favorable terms or at all, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates or companion diagnostics and other factors discussed in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 9, 2016 and in the Company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

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CONTACTS

Investors:

Epizyme, Inc., Investor Relations and Corporate Communications

Rebecca Cohen, 617-401-0722

rcohen@epizyme.com

Media:

Scient Public Relations

Michael Lampe, 484-575-5040

michael@scientpr.com

EPIZYME, INC.

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	As of December 31,
	2015	2014
	(In thousands)
Consolidated Balance Sheets Data :
Cash and cash equivalents	$208,323	$190,095
Total assets	217,903	199,203
Deferred revenue	30,709	23,151
Total stockholders’ equity	169,532	160,282

EPIZYME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Collaboration revenue	$555	$10,349	$2,560	$41,411
Operating expenses:
Research and development	16,819	20,505	111,209	75,595
General and administrative	6,017	4,935	23,900	20,866

Total operating expenses	22,836	25,440	135,109	96,461
Loss from operations	(22,281)	(15,091)	(132,549)	(55,050)

Other income, net	55	47	173	154

Loss before income taxes	(22,226)	(15,044)	(132,376)	(54,896)
Income tax (benefit) expense	—	(9)	—	109

Net loss	$(22,226)	$(15,035)	$(132,376)	$(55,005)

Loss per share allocable to common stockholders:
Basic	$(0.53)	$(0.44)	$(3.32)	$(1.67)
Diluted	$(0.53)	$(0.44)	$(3.32)	$(1.67)
Weighted average shares outstanding:
Basic	41,725	34,273	39,839	33,027
Diluted	41,725	34,273	39,839	33,027